Exhibit 99.1

Ventas, Inc. 10350 Ormsby Park Place, Ste 300 Louisville, Kentucky 40223 (502) 357.9000 (502) 357.9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Senior Vice President and CFO
(502) 357-9000

VENTAS FIRST QUARTER FFO RISES 22 PERCENT TO $34 MILLION;

PER SHARE FFO INCREASES 17 PERCENT TO $0.41 PER SHARE

Company Reaffirms 2004 FFO Guidance of $1.70 to $1.74 Per Share

LOUISVILLE, Ky (April 28, 2004) – Ventas, Inc. (NYSE:VTR) (“Ventas” or the “Company”) said today that first quarter normalized Funds From Operations (“FFO”) rose 22 percent to $34.0 million compared with $27.9 million in the first quarter 2003. Normalized FFO per diluted share increased 17 percent to $0.41 from $0.35 per diluted share for the comparable 2003 period. In the first quarter ended March 31, 2004, the Company had 82.8 million weighted average diluted shares outstanding, compared to 79.3 million weighted average diluted shares outstanding a year earlier.

The quarter benefited from increased rents resulting from Ventas’s annual lease escalations, its acquisitions during the quarter of 32 high quality assets, increased rent from the July 1, 2003 amendments to the Kindred Master Leases, and decreased interest expense due to the early pay-off of its settlement with the United States Department of Justice.

Normalized FFO for all periods excludes (a) the benefit of a $20.2 million reversal of a previously recorded contingent liability, which was recorded as income in the first quarter of 2003, (b) losses from early extinguishment of debt, and (c) gains on sales of common stock in the Company’s primary tenant, Kindred Healthcare, Inc. (NASDAQ:KIND) (“Kindred”).

“Our first quarter was exceptional as we closed on $276 million of acquisitions, reflecting the addition of 32 high quality assets and five new tenants to our growing portfolio and business platform,” Ventas Chairman, President and Chief Executive Officer Debra A. Cafaro said. “Our acquisition pipeline remains active and, aided by the capital we successfully raised during the first quarter, we remain confident of our ability to further grow and diversify our portfolio in 2004.”

GAAP NET INCOME

Ventas reported first quarter 2004 net income of $23.3 million, or $0.28 per diluted share. Including a benefit of $20.2 million, or $0.26 per diluted share, resulting from the reversal of a previously recorded contingent liability, net income for the first quarter ended March 31, 2003 was $37.3 million, or $0.47 per diluted share after discontinued operations of $1.4 million, or $0.02 per diluted share.

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Ventas Reports First Quarter FFO of $34 Million

April 28, 2004

FIRST QUARTER HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	Ventas completed its acquisition of ElderTrust and its sale-leaseback transaction with Brookdale Living Communities, Inc., successfully integrating 32 high quality assets into its portfolio.

•	With the closing of these $276 million in acquisitions, Kindred rent represents 83 percent of the Company’s expected real estate revenue on a forward basis. At March 31, 2004, assets leased to Kindred represented 75 percent of the Company’s properties, based upon gross book value of the Company’s assets.

•	The Company raised more than $51 million of equity with the sale of 2.0 million shares of common stock.

•	Ventas announced a 21.5 percent increase in its first quarter dividend to $0.325 per share, with an indicated annual dividend of $1.30 per share, representing a payout ratio of approximately 75 percent of its expected FFO.

•	With the payment of its 2004 first quarter dividend, the Company initiated a two percent discount on its Distribution Reinvestment and Stock Purchase Plan (DRIP).

•	The Company maintains a strong balance sheet, at March 31, 2004, with a first quarter pro forma annualized net debt-to-EBITDA ratio of 3.7 times.

•	The 227 skilled nursing facilities and hospitals leased by the Company to its primary tenant, Kindred, produced EBITDAR to rent coverage of 1.7 times (after management fees) for the trailing twelve month period ended December 31, 2003 (the latest date available).

FIRST QUARTER 2004 RESULTS

Rental revenue for the quarter ended March 31, 2004 was $53.2 million, of which $47.4 million (or 88.9 percent) resulted from leases with Kindred. First quarter expenses totaled $31.0 million, and included $10.9 million of depreciation expense and $15.3 million of total interest expense. General, administrative and professional expenses for the 2004 first quarter totaled $4.3 million.

VENTAS AFFIRMS 2004 NORMALIZED FFO GUIDANCE

Ventas affirmed its 2004 normalized FFO guidance of between $1.70 and $1.74 per diluted share. If achieved, these results would represent approximately 12 percent growth in normalized FFO per share in 2004.

Consistent with its practice, Ventas’s FFO guidance (and related GAAP earnings projections) for 2004 exclude the impact of additional acquisitions and divestitures, gains and losses on the sales of assets, and capital transactions. Its guidance also excludes the future impact of (a) any expense the Company records for non-cash “swap ineffectiveness,” and (b) any expenses related to the write-off of unamortized deferred financing fees or additional costs, expenses or premiums incurred as a result of early debt retirement.

Reconciliation of the Company’s normalized FFO guidance to the Company’s projected GAAP earnings is provided on a schedule attached to this Press Release. The Company may from time to time update its publicly announced FFO guidance, but it is not obligated to do so.

ASSUMPTIONS AND QUALIFICATIONS

The Company’s FFO guidance and expectation regarding future dividends are based on a number of assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve the projected FFO results or the timing or amount of future dividends.

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Ventas Reports First Quarter FFO of $34 Million

April 28, 2004

FIRST QUARTER CONFERENCE CALL

Ventas will hold a conference call to discuss this earnings release on Thursday morning, April 29, 2004, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call is being web cast by CCBN and can be accessed at the Ventas website at www.ventasreit.com or www.fulldisclosure.com. An online replay of the web cast will be available at approximately 12:00 p.m. Eastern Time and will be archived for thirty (30) days.

Ventas is a healthcare real estate investment trust that owns 42 hospitals, 199 nursing facilities, 25 senior housing facilities and 11 other facilities in 39 states. The Company also has real estate investments in 25 additional healthcare and senior housing facilities. More information about Ventas can be found on its website at www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements.

Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission (the “Commission”). Factors that may affect the plans or results of the Company include, without limitation, (a) the ability and willingness of Kindred Healthcare, Inc. (“Kindred”) and certain of its affiliates to continue to meet and/or perform their obligations under their contractual arrangements with the Company and the Company’s subsidiaries, including without limitation the lease agreements and various agreements entered into by the Company and Kindred at the time of the Company’s spin off of Kindred on May 1, 1998 (the “1998 Spin Off”), as such agreements may have been amended and restated in connection with Kindred’s emergence from bankruptcy on April 20, 2001, (b) the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend the Company for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off, (c) the ability of Kindred and the Company’s other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company’s success in implementing its business strategy and the Company’s ability to identify and consummate diversifying acquisitions or investments, (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company’s operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement, (m) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations, (n) final determination of the Company’s taxable net income for the years ending December 31, 2003 and 2004, (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants, and (p) the impact on the liquidity, financial condition and results of operations of Kindred and the Company’s other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and the Company’s other operators to accurately estimate the magnitude of such liabilities. Many of such factors are beyond the control of the Company and its management.

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Ventas Reports First Quarter FFO of $34 Million

April 28, 2004

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2004 and December 31, 2003

(In thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets
Real estate investments:
Land	$132,433	$104,300
Building and improvements	1,233,827	985,881

	1,366,260	1,090,181
Accumulated depreciation	(419,664)	(408,891)

Total net real estate property	946,596	681,290
Loan receivable, net	16,437	16,455

Total net real estate investments	963,033	697,745
Cash and cash equivalents	1,723	82,104
Restricted cash	18,984	7,575
Deferred financing costs, net	12,443	13,465
Notes receivable from employees, former employees and accrued interest	3,609	3,772
Other	7,527	8,189

Total assets	$1,007,319	$812,850

Liabilities and stockholders’ equity
Liabilities:
Senior Notes payable and other debt	$782,362	$640,562
Deferred revenue	14,718	15,308
Interest rate swap agreements	32,041	27,868
Accrued dividend	—	21,614
Accrued interest	14,525	5,821
Accounts payable and other accrued liabilities	18,853	14,562
Other liabilities—disputed federal, state and local tax refunds	533	406
Deferred income taxes	30,394	30,394

Total liabilities	893,426	756,535

Commitments and contingencies

Stockholders’ equity:
Preferred stock, unissued	—	—
Common stock	21,157	20,652
Capital in excess of par value	199,945	162,466
Unearned compensation on restricted stock	(1,339)	(748)
Accumulated other comprehensive loss	(23,341)	(18,294)
Retained earnings (deficit)	(60,740)	(56,790)

	135,682	107,286
Treasury stock	(21,789)	(50,971)

Total stockholders’ equity	113,893	56,315

Total liabilities and stockholders’ equity.	$1,007,319	$812,850

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Ventas Reports First Quarter FFO of $34 Million

April 28, 2004

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For Three Months Ended March 31, 2004 and 2003

(In thousands, except per share amounts)

(Unaudited)

	2004	2003
Revenues:
Rental income	$53,240	$45,764
Interest income from loan receivable	756	747
Interest and other income	281	492

Total revenues	54,277	47,003

Expenses:
Property level operating expenses	207	—
General and administrative	3,731	3,140
Professional fees	607	760
Reversal of contingent liability	—	(20,164)
Amortization of restricted stock grants	271	291
Depreciation	10,858	9,928
Interest	15,328	15,932
Interest on United States Settlement	—	1,182

Total expenses	31,002	11,069

Income before discontinued operations	23,275	35,934
Discontinued operations (including gain on sale of assets)	—	1,354

Net income	$23,275	$37,288

Earnings per common share:
Basic:
Income before discontinued operations	$0.28	$0.46
Net income	$0.28	$0.47

Diluted:
Income before discontinued operations	$0.28	$0.45
Net income	$0.28	$0.47

Weighted average number of shares outstanding, basic	81,703	78,834
Weighted average number of shares outstanding, diluted	82,760	79,296

Dividends declared per common share	$0.3250	$0.2675

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Ventas Reports First Quarter FFO of $34 Million

April 28, 2004

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2004 and 2003

(In thousands)

(Unaudited)

	2004	2003
Cash flows from operating activities:
Net income	$23,275	$37,288
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (including discontinued operations)	10,858	10,801
Amortization of deferred financing costs	1,022	1,020
Amortization of restricted stock grants	271	291
Normalized rents	(278)	(43)
Amortization of deferred revenue	(627)	(666)
Other	(818)	(54)
Changes in operating assets and liabilities:
(Increase) decrease in restricted cash	(3,607)	378
(Increase) decrease in other assets	474	(914)
Increase in accrued interest	8,704	7,879
Increase (decrease) in accounts payable and accrued and other liabilities	411	(20,134)

Net cash provided by operating activities	39,685	35,846
Cash flows from investing activities:
Purchase of real estate property	(176,670)	—
Collection from loan receivable	55	54
Purchase of furniture and equipment	(30)	(41)
(Increase) decrease in notes receivable from employees, former employees and accrued interest	163	(19)

Net cash used in investing activities	(176,482)	(6)
Cash flows from financing activities:
Net change in borrowings under Revolving Credit Facility	39,850	43,350
Purchase of Senior Notes	—	(37,366)
Repayment of debt	(789)	(617)
Payment on United States Settlement	—	(2,872)
Proceeds from issuance of equity	51,672	—
Proceeds from stock option exercises	14,521	35
Cash dividends to stockholders	(48,838)	(37,742)

Net cash provided by (used in) financing activities	56,416	(35,212)

Increase (decrease) in cash and cash equivalents	(80,381)	628
Cash and cash equivalents at beginning of period	82,104	2,455

Cash and cash equivalents at end of period	$1,723	$3,083

Supplemental schedule of noncash activities:
Assets and liabilities assumed from acquisitions:
Restricted cash	$7,802	$—
Other assets acquired	168	—
Assumed debt	102,739	—
Other liabilities assumed	4,640	—

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Ventas Reports First Quarter FFO of $34 Million

April 28, 2004

SUPPLEMENTAL DATA

Funds from Operations

FFO and Normalized FFO for the three months ended March 31, 2004 and 2003 (in thousands except per share amounts):

	2004	2003
Net Income	$23,275	$37,288
Adjustments:
Depreciation on real estate assets	10,773	10,736

FFO	34,048	48,024

Reversal of contingent liability	—	(20,164)

Normalized FFO	$34,048	$27,860

Per diluted share:
Net Income	$0.28	$0.47
Adjustments:
Depreciation on real estate assets	0.13	0.14

FFO	0.41	0.61

Reversal of contingent liability	—	(0.26)

Normalized FFO	$0.41	$0.35

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Ventas Reports First Quarter FFO of $34 Million

April 28, 2004

Projected FFO per diluted share for the year ended December 31, 2004:

	Year ended December 31, 2004
Per diluted share:
Net income	$1.14	-	$1.18
Adjustments:
Depreciation on real estate assets	0.56	-	0.56

Normalized FFO	$1.70	-	$1.74

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, the Company considers FFO an appropriate measure of performance of an equity REIT and uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.

FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Company’s liquidity, nor is FFO necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be examined in conjunction with net income as presented elsewhere in this Press Release.

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Ventas Reports First Quarter FFO of $34 Million

April 28, 2004

Pro forma Financial Results

The following table illustrates the effect on net income and earnings per share if the Company had acquired the ElderTrust Properties and Brookdale Facilities and issued the 2.0 million shares on January 1 of the three month periods ended March 31, 2004 and 2003 (in thousands, except per share amounts):

	2004	2003
Revenues	$57,653	$54,209
Net income before discontinued operations	24,299	38,483
Net income	$24,299	$39,837
Shares used:

Basic	83,263	80,834
Diluted	84,320	81,296

Earnings per common share:
Basic:
Net income before discontinued operations	$0.29	$0.48
Net income	$0.29	$0.49
Diluted:
Net income from continuing operations	$0.29	$0.47
Net income	$0.29	$0.49

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Ventas Reports First Quarter FFO of $34 Million

April 28, 2004

Net Debt to EBITDA

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and Normalized EBITDA for the three months ended March 31, 2004 (dollars in thousands):

Quarter Ended March 31, 2004
Pro forma net income	$24,299
Add Back:
Pro forma interest	16,476
Interest on United States Settlement	—
Pro forma depreciation	11,860
Swap ineffectiveness	—
Amortization of restricted stock grants	271

Pro forma EBITDA	52,906

Pro forma annualized EBITDA	$211,624

Debt	$782,362
Cash	(1,723)
Restricted cash – deposits	(6,934)

Net debt	$773,705

Net debt to pro forma annualized EBITDA	3.7x

The Company considers EBITDA a profitability measure which indicates the Company’s ability to service debt. Normalized EBITDA excludes income and expense items that are nonrecurring in the Company’s core business. The Company considers the Net Debt to EBITDA ratio a useful measure to evaluate the Company’s ability to pay its indebtedness. EBITDA presented herein is not necessarily comparable to EBITDA presented by other companies due to the fact that not all companies use the same definition. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Company’s liquidity, nor is EBITDA necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, EBITDA should be examined in conjunction with net income as presented elsewhere in this Press Release.

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Ventas Reports First Quarter FFO of $34 Million

April 28, 2004

Portfolio of Properties

The following information provides an overview of the Company’s portfolio of healthcare properties as of and for three months ended March 31, 2004 ($’s in thousands):

	As of and for the First Quarter Ended March 31, 2004
Portfolio by Type	# of Properties	# of Beds/Units	Revenue	Percent of Revenue	# of States
Healthcare Property:
Skilled Nursing Facilities	199	25,150	$32,519	61.1%	31
Hospitals	42	3,629	17,567	33.0%	19
Senior Housing Facilities	25	3,022	2,464	4.6%	12
Other Facilities	11	122	690	1.3%	3

Total	277	31,923	$53,240	100.0%	39

Other Real Estate Investments:
Loan Receivable	25	1,983	$756

Kindred Coverage Ratios

The following is based on data provided by Kindred to the Company or obtained from Kindred’s public filings. This information reflects Kindred’s EBITDAR coverage by Master Lease after management fees:

Master Lease	TTM [1] EBITDAR Coverage [2]
1	2.1
2	1.9
3	1.3
4	1.5
5	1.3

Portfolio	1.7

[1]	Trailing Twelve Months EBITDAR ended December 31, 2003 (the latest available data provided by Kindred) to the sum of (a) the Company’s Trailing Twelve Months cash rental revenue, plus (b) a portion of the $8.6 million in annual rental revenue added by the July 1, 2003 Master Lease amendments, as if it were in effect as of January 1, 2003.
[2]	Coverage reflects the ratio of Kindred’s EBITDAR to rent. EBITDAR is defined as earnings before interest, income taxes, depreciation, amortization and rent but after deducting a 5 percent management fee. EBITDAR is adjusted for the first quarter 2003 in order to allocate certain of Kindred’s professional liability insurance expenses to appropriate periods.

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Ventas Reports First Quarter FFO of $34 Million

April 28, 2004

Scheduled Maturities of Borrowing Arrangements

The Company’s indebtedness has the following maturities (in thousands):

2004	$7,293
2005	45,367
2006	216,324
2007	59,154
2008	1,987
Thereafter	452,237

Total	$782,362

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